Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G, dated August 18, 2011, with respect to the shares of PostRock Energy Corporation’s Common Stock, par value $0.01 per share, is, and any amendments thereto executed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 18th day of August, 2011.

Constellation Energy Commodities Group, Inc.

By:	/s/ Randall D. Osteen
Name:	Randall D. Osteen
Title:	Assistant Secretary

Constellation Energy Power Source Holdings, Inc.

By:	/s/ Sean J. Klein
Name:	Sean J. Klein
Title:	Secretary

Constellation Holdings, Inc.

By:	/s/ Sean J. Klein
Name:	Sean J. Klein
Title:	Secretary

Constellation Enterprises, Inc.

By:	/s/ Sean J. Klein
Name:	Sean J. Klein
Title:	Assistant Secretary

Constellation Energy Group, Inc.

By:	/s/ Sean J. Klein
Name:	Sean J. Klein
Title:	Assistant Secretary